UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: February 26, 2014 (Date of earliest event reported)
DigitalTown, Inc. (Exact name of registrant as specified in its charter)

MN (State or other jurisdiction of incorporation)	000-27225 (Commission File Number)	411427445 (IRS Employer Identification Number)

11974 Portland Ave, Burnsville (Address of principal executive offices)		55337 (Zip Code)
952-890-2362 (Registrant's telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2014, the Board of Directors announced that Richard Pomije will be resigning his position as Chief Executive Officer, effective March 10, 2014.  He will maintain his position as Chairman of the Board.  Management is unaware of any disagreements between Mr. Pomije and management relating to the registrant’s operations, policies or practices.

The Company has provided a copy of the disclosures it is making herein to Mr. Pomije and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree.  The Company will file any letter received as an exhibit to an amended 8K.

The Board of Directors appointed Linda Thrasher as CEO of the Company, effective March 10, 2014.  There have been no transactions between Ms. Thrasher and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.

Following is a brief description of Ms. Thrasher’s business experience:

Thrasher currently serves as the corporate practice leader at Himle Rapp & Company, Inc.  Prior to joining Himle Rapp, Thrasher served as Mosaic’s Vice President of Public Affairs and was responsible for building the brand and reputation of the Fortune 500 company.  Thrasher previously held the position as the director of public policy in Cargill Incorporated’s Washington D.C. office.  She holds a B.A in English and political science from St. Catherine University and a J.D. from William Mitchell College of Law.  Thrasher serves on the boards of St5. Catherine University and the YWCA of Minneapolis and is a member of the Minnesota Women’s Economic Roundtable.

SIGNATURES

Dated: February 26, 2014	DIGITALTOWN, INC By: /s/ Richard Pomije_____ Richard Pomije, Chairman